UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2016

Spotlight Innovation Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52542	98 0518266
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6750 Westown Parkway, Suite 200 226, West Des Moines, IA	50266
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 274 9087

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐ Pre commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 4.02 - Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 29, 2016, Spotlight Innovation Inc. (the "Company"), reported that the previously issued financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014, September 30, 2014, March 31, 2015, June 30, 2015 and September 15, 2015 and in the Annual Report on Form 10-K for the year ended December 31, 2014 (the "Prior Reports") should no longer be relied upon because of an error in recording the value of intellectual property assets acquired in a transaction between the Company and Celtic Biotech Ltd. ("Celtic"), an Irish Limited Company, that closed on June 4, 2014 (the "Transaction"). This conclusion was reached based on a valuation report dated March 29, 2016 (the "Initial Valuation Report") which indicated a much lower valuation of Celtic than was initially determined. Subsequently, in further reviewing and evaluating the Initial Valuation Report with the Company's independent registered public accounting firm, the Company determined that the Initial Valuation Report was not comprehensive enough as it did not provide for full consideration of Celtic in determining the value therefor (focused on only one compound, excluded potential sales outside the United States). Upon making this determination, in June 2016, the Company retained a well-known independent valuation firm to provide a detailed, fully comprehensive, in depth valuation, of Celtic (the "Subsequent Report"). The Company fully analyzed and compared the Initial Valuation Report and the Subsequent Report and determined that the Initial Valuation Report could not be relied upon. Based on the Subsequent Report, the Company determined that the value of the IPR&D acquired in the Celtic acquisition to be in excess of $18.0 million when all relevant compounds, revenues and the appropriate costs are included.

No adjustment was required to reduce the value of the relevant assets on the balance sheet included in the Prior Reports, and the financial statements contained in the Prior Reports may be relied on.

Management has discussed the matters disclosed in this Current Report on Form 8-K with GBH CPAs, PC, the Company's independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPOTLIGHT INNOVATION INC.

Dated: August 30, 2016	By:	/s/ Cristopher Grunewald
Cristopher Grunewald
President and Chief Executive Officer

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